Exhibit 99.9

ISSN 1718-8377

Volume 8, number 5	December 20, 2013

AS AT SEPTEMBER 30, 2013

Highlights for September 2013

❑	Budgetary revenue in September amounts to $6.2 billion, up $421 million compared to last year. Own-source revenue amounts to $4.8 billion while federal transfers stand at $1.4 billion.
❑	Program spending amounts to $4.9 billion, up $131 million compared to last year.
❑	Debt service stands at $735 million, up $81 million compared to last year.
❑

A surplus of $599 million on consolidated budgetary transactions was posted for September 2013, compared with a deficit of $1 437 million for September 2012 that include the exceptional loss resulting from the closure of the Gentilly–2 nuclear power plant.

❑	Taking the $81 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a surplus of $518 million for September 2013.

On the basis of the cumulative results as at September 30, 2013, the budget deficit, within the meaning of the Balanced Budget Act, amounts to $1.2 billion. As announced in the November 2013 Update on Québec’s Economic and Financial Situation, a budget deficit of $2.5 billion is expected for fiscal year 2013-2014.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS (millions of dollars)	(Unaudited data)

							Update on Québec’s
							Economic and
							Financial Situation
	September			April to September			Autumn 2013
								Forecast
								Growth
	2012		2013	2012-2013		2013-2014	2013-2014%
BUDGETARY REVENUE
Own-source revenue	4 496	[1]	4 771	25 104	[1]	25 547	53 187	2.6
Federal transfers	1 235		1 381	7 465		8 199	16 619	5.8
Total	5 731		6 152	32 569		33 746	69 806	3.3
BUDGETARY EXPENDITURE
Program spending	- 4 744		- 4 875	- 30 113		- 31 039	- 63 825	2.5
Debt service	- 654		- 735	- 3 867		- 4 218	- 8 583	10.5
Total	- 5 398		- 5 610	- 33 980		- 35 257	- 72 408	3.4
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	- 7		9	601		442	215	—
Health and social services and education networks	- 25		- 33	- 84		- 85	- 113	—
Generations Fund	67		81	412		497	1 069	—
Total	35		57	929		854	1 171	—
Exceptional loss-closing of the Gentilly-2 generating station	- 1 805		—	- 1 805		—	—	—
SURPLUS (DEFICIT)	- 1 437		599	- 2 287		- 657	- 1 431	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	- 67		- 81	- 412		- 497	- 1 069	—
Exceptional loss-closing of the Gentilly-2 generating station [3]	1 805		—	1 805		—	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	301		518	- 894		- 1 154	- 2 500	—

(1)        Excluding the exceptional loss $1 805 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.

(2)        The details of these transactions by type of entity are shown on page 5 of this report.

(3)        Since this is a one-time event independent of the management of the government’s day-to-day operations, the Balanced Budget Act was amended on June 14, 2013 to exclude from the budgetary balance the exceptional loss resulting from the closure of the Gentilly-2 nuclear power plant.

CUMULATIVE RESULTS AS AT SEPTEMBER 30, 2013

Budgetary balance

❑          For the period from April to September 2013, the budgetary balance, within the meaning of the Balanced Budget Act, shows a deficit of $1.2 billion.

❑          For fiscal year 2013-2014 as a whole, the November 2013 Update on Québec’s Economic and Financial Situation forecasts a budget deficit of $2.5 billion.

Budgetary revenue

❑          From April 1 to September 30, 2013, budgetary revenue amounts to $33.8 billion, $1.2 billion more than as at September 30, 2012.

—           Own-source revenue stands at $25.6 billion, $443 million more than last year.

—           Federal transfers amount to $8.2 billion, up $734 million compared to September 30, 2012. They take into account $519 million stemming from the payment by the federal government of $1 467 million1 corresponding to the second portion of the financial compensation arising from the harmonization of the Québec sales tax (QST) with the federal goods and services tax (GST).

Budgetary expenditure

❑            Since the beginning of the fiscal year, budgetary expenditure amounts to $35.3 billion, an increase of $1.3 billion, or 3.8%, compared to last year.

For the first six months of the fiscal year, program spending rose by $926 million, or 3.1%, and stands at $31.0 billion. The increase forecast for 2013-2014 in the November 2013 Update on Québec’s Economic and Financial Situation is 2.5%.

—           The most significant changes are in the Health and Social Services ($494 million) and the Education and Culture ($368 million) missions.

Debt service amounts to $4.2 billion, up $351 million or 9.1% compared to last year.

1              Accounting for revenues from the federal compensation for the harmonization of sales taxes is in accordance with public sector accounting standards and takes into account the conditions laid down in the agreement. These conditions include the implementation of the harmonisation of the QST with the GST on 1 January 2013, as well as the implementation of a mechanism for payment and rebate of taxes by governments and some of their mandataries as of April 1, 2013. In addition, revenues must be recognized at the rate the expenditures funded by such compensation are recognized. Thus, as indicated at page C.24 by 2012-2013 Budget Plan, the first payment of $733 million was recorded in the last three months of 2012-2013, at the same pace as debt service expenditures. The second installment, an amount of $1 467 million, is distributed throughout 2013-2014, i.e. at the same pace as the corresponding expenditures of debt service and the FINESSS, at the rate of $122 million per month.

Consolidated entities

❑            As at September 30, 2013, the results of consolidated entities show a surplus of $854 million. These results include:

—           a surplus of $442 million for non-budget-funded bodies and special funds;

—           revenue dedicated to the Generations Fund of $497 million;

—           an $85-million deficit for the health and social services and the education networks.

Net financial requirements

❑            As at September 30, 2013, consolidated net financial requirements stand at $2.3 billion, a decrease of $775 million compared to last year. Financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS (millions of dollars)	(Unaudited data)

	September				April to September
	2012		2013	Change	2012-2013		2013-2014	Change
BUDGETARY REVENUE
Own-source revenue	4 496	[1]	4 771	275	25 104	[1]	25 547	443
Federal transfers	1 235		1 381	146	7 465		8 199	734
Total	5 731		6 152	421	32 569		33 746	1 177
BUDGETARY EXPENDITURE
Program spending	- 4 744		- 4 875	- 131	- 30 113		- 31 039	- 926
Debt service	- 654		- 735	- 81	- 3 867		- 4 218	- 351
Total	- 5 398		- 5 610	- 212	- 33 980		- 35 257	- 1 277
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	- 7		9	16	601		442	- 159
Health and social services and education networks	- 25		- 33	- 8	- 84		- 85	- 1
Generations Fund	67		81	14	412		497	85
Total	35		57	22	929		854	- 75
Exceptional loss-closing of Gentilly-2 generating station	- 1 805		—	1 805	- 1 805		—	1 805
SURPLUS (DEFICIT)	- 1 437		599	2 036	- 2 287		- 657	1 630
Consolidated non-budgetary requirements	2 186		1 978	- 208	- 787		- 1 642	- 855
CONSOLIDATED NET FINANCIAL REQUIREMENTS	749		2 577	1 828	- 3 074		- 2 299	775

(1)   Excluding the exceptional loss of $1 805 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.

(2)   The details of these transactions by type of entity are shown on page 5 of this report.

GENERAL FUND REVENUE (millions of dollars)	(Unaudited data)

	September				April to September
				Change					Change
Revenue by source	2012		2013	%	2012-2013		2013-2014%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	2 020		2 191	8.5	9 469		9 655		2.0
Contributions to Health Services Fund	541		582	7.6	3 189		3 328		4.4
Corporate taxes	184		184	—	1 539		1 311		- 14.8
Consumption taxes	1 386		1 486	7.2	8 042		8 587		6.8
Others sources	118		56	- 52.5	925		793		- 14.3
Total own-source revenue excluding government enterprises	4 249		4 499	5.9	23 164		23 674		2.2
Revenue from government enterprises	247	[1]	272	10.1	1 940	[1]	1 873		- 3.5
Total own-source revenue	4 496		4 771	6.1	25 104		25 547		1.8
Federal transfers
Equalization	616		652	5.8	3 696		3 916		6.0
Protection payment	30		—	—	181		—		—
Health transfers	393		445	13.2	2 402		2 587		7.7
Transfers for post-secondary education and other social programs	121		128	5.8	752		772		2.7
Other programs	75		69	- 8.0	434		405		- 6.7
Subtotal	1 235		1 294	4.8	7 465		7 680		2.9
Harmonization of the QST with the GST – Compensation	—		87	—	—		519	[2]	—
Total federal transfers	1 235		1 381	11.8	7 465		8 199		9.8
BUDGETARY REVENUE	5 731		6 152	7.3	32 569		33 746		3.6

(1)        Excluding the exceptional loss of $1 805 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.

(2)        In addition to this amount, $215 million is allocated to the Fund to Finance Health and Social Services Institutions (FINESSS), which is part of the results of consolidated entities, thus bringing the total compensation for the period from April to September 2013 to $734 million.

GENERAL FUND EXPENDITURE (millions of dollars)	(Unaudited data)

	September			April to September
			Change			Change
Expenditures by mission	2012	2013	%	2012-2013	2013-2014%
Program spending
Health and Social Services	2 210	2 291	3.7	14 803	15 297	3.3
Education and Culture	1 409	1 475	4.7	7 674	8 042	4.8
Economy and Environment	264	293	11.0	2 575	2 573	- 0.1
Support for Individuals and Families	512	515	0.6	3 086	3 141	1.8
Administration and Justice	349	301	- 13.8	1 975	1 986	0.6
Total program spending	4 744	4 875	2.8	30 113	31 039	3.1
Debt service	654	735	12.4	3 867	4 218	9.1
BUDGETARY EXPENDITURE	5 398	5 610	3.9	33 980	35 257	3.8

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES (millions of dollars)	(Unaudited data)

	September
				Transfers
			Specified	(expenditures)	Non-budget-	Health and
	Special	Generations	purpose	related to the	funded	education		Consolidation
	funds	Fund	accounts	tax system	bodies	networks[1]	Total	adjustments[2]	Total
REVENUE	931	81	28	349	1 707	—	3 096	- 1 716	1 380
EXPENDITURE
Expenditure	- 721	—	- 28	- 349	- 1 656	- 33	- 2 787	1 630	- 1 157
Debt service	- 160	—	—	—	- 92	—	- 252	86	- 166
TOTAL	- 881	—	- 28	- 349	- 1 748	- 33	- 3 039	1 716	- 1 323
RESULTS	50	81	—	—	- 41	- 33	57	—	57

	April to September
				Transfers
			Specified	(expenditures)	Non-budget-	Health and
	Special	Generations	purpose	related to the	funded	education		Consolidation
	funds	Fund	accounts	tax system	bodies	networks[1]	Total	adjustments[2]	Total
REVENUE	5 219	497	399	2 812	11 299	—	20 226	- 10 956	9 270
EXPENDITURE
Expenditure	- 3 867	—	- 399	- 2 812	- 10 698	- 85	- 17 861	10 434	- 7 427
Debt service	- 948	—	—	—	- 563	—	- 1 511	522	- 989
TOTAL	- 4 815	—	- 399	- 2 812	- 11 261	- 85	- 19 372	10 956	- 8 416
RESULTS	404	497	—	—	38	- 85	854	—	854

(1)        The results of the networks are presented according to the modified equity accounting method.

(2)        Consolidation adjustments include the elimination of program spending of the general fund.

For more information, contact the Direction des communications of the Ministère des Finances et de l’Économie du Québec at 418 646-3983.

The report is also available on the Ministère des Finances et de l’Économie website: www.finances.gouv.qc.ca.